International Silver Inc. (OTCQB: ISLV) to Explore Prince Mine

TUCSON, AZ -- (Marketwire - November 09, 2010) - International Silver Inc. (OTCQB: ISLV) (OTCBB: ISLV) is pleased to announce that it has entered into a lease/purchase agreement to explore and acquire the historic Prince Silver Mine in Lincoln County, Nevada U.S.A. The Prince Silver Mine is a former producer of silver, gold, lead, zinc and manganese sulfide and oxide fluxing ore. Past production from the mine which was last operated in 1951 amounts to 3.6 million ounces of silver, 68 million pounds of lead, 110 million pounds of zinc and 17 thousand ounces of gold from 1.2 million tons of ore. Past production was from both underground and surface operations which exploited bedded replacements of limestone units within the Cambrian stratigraphic section. Mineralization as presently exposed in the mine appears to be relatively uniform although displaced by faulting and is found to occur extensively in numerous horizons. The average grade mined from these replacements was 2.9 opt silver, 0.014 opt gold, 2.8% lead, 4.5% zinc and 8.5% manganese. An independent engineers report on the mine indicates that a geologic resource of at least 1.8 million tons of mineralization with similar grade and continuity is present within the previously developed mine area. Independent sampling by International Silver geologists has confirmed the reported grades of previously mined ore, however, a full exploration program is required to establish reserves that conform with SEC reporting requirements.

It is the intent of International Silver to conduct further exploration at the mine and the surrounding area in the expectation that the structural and stratigraphic factors which control mineralization have formed more extensive zones of silver mineralization. This exploration work will entail geologic mapping, surface and underground sampling, followed by core and rotary drilling.

The Company objective is to confirm an open pit resource of approximately 15 million tons of near surface oxidized mineralization at similar grades and to confirm by metallurgical testing of the cores collected during drilling that the ore is free leaching with acid and amenable to solvent extraction and electrowinning of zinc (to produce special high grade cathode zinc) and manganese (EMD-electro-manganese dioxide). Silver and lead will become insoluble sulfates in the leaching process and will be treated as a high grade lead-silver-gold concentrate.

International Silver Inc. is a publicly traded exploration and mine development company whose properties are located in North America, principally in the United States and Mexico. It currently holds the Leviathan Mine in the Calico Mining District of San Bernardino, California which is comprised of 60 unpatented mining claims (1,242 acres) and hosts three previously worked silver deposits, the Silverado, the Leviathan and the Silver Bow mines.

International Silver also wholly owns a Mexican subsidiary which holds three adjacent mining properties, the El Cumbro, El Cusito and Canada del Oro properties in the Sierra Nevada gold belt of southern Sonora State and the La Moneda precious metals property located near Puerto Libertad on the Gulf of Cortez, also in Sonora.

International Silver is focused on identifying and establishing control positions of silver properties in previously worked silver districts of North America and developing these properties through exploration and permitting to establish reserves that will ultimately result in operating silver mines.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND RISKS

Some of the statements in this press release are forward-looking statements and are based on our current expectations, assumptions and estimates. Forward-looking statements carry certain risks regarding an assumed set of economic conditions and courses of action, including: (a) whether International Silver, Inc. ("the Company") will be able to obtain sufficient financing to continue to meet its operational goals; (b) the Securities and Exchange Commission ("SEC") permits companies engaged in exploration or mining activities to file reports with the SEC to disclose only those mineral deposits that a company can economically and legally extract or produce and views such representations with a great amount of uncertainty; and (c) other risk factors and matters disclosed in the Company's SEC filings, including its Form 10-K for the period ending December 31, 2009 and its S-1 registration statement, both of which may be accessed at www.sec.gov. No information contained in this press release should be construed as a representation or indication, in any manner whatsoever, of the present or future value of the Company or its common stock. Readers of information contained in this press release should carefully review the Company's filings with the SEC that contain important information regarding the Company. The Company disclaims any responsibility to update forward-looking statements made herein.

For more information contact:

Matthew J. Lang
Vice President Administration & Investor Relations
(520) 889-2040 ext. 10
mlang@internationalsilverinc.com